Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Trillium ESG Global Equity Fund and Trillium ESG Small/Mid Cap Fund, each a series of Professionally Managed Portfolios, and JOHCM Funds Trust and to the use of our report dated August 25, 2022 on the financial statements and financial highlights of Trillium ESG Global Equity Fund and Trillium ESG Small/Mid Cap Fund. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders, which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 10, 2023